Exhibit 99.01
Diamond Foods reports 52% earnings growth for fiscal
2010 and raises guidance for fiscal 2011
•	Retail net sales grew 81% for the quarter and 23% for the fiscal year;

•	Snack sales grew 129% for the quarter and 70% for the fiscal year;

•	Non-GAAP earnings grew 79% for the quarter and 52% for the fiscal year;

•	Raising EPS guidance for fiscal 2011 to a range of $2.38 — $2.48.
SAN FRANCISCO, CA, October 5, 2010 — Diamond Foods, Inc. (NASDAQ: DMND) today reported record financial results for its fourth quarter and full year of fiscal 2010.
For the three months ended July 31, 2010 net income grew 60 percent to $6.7 million and fully diluted earnings per share (EPS) grew 20 percent over the prior year’s quarter to $0.30, despite a 34 percent higher share count. Excluding $1.3 million in acquisition and integration costs related to the purchase of Kettle Foods in March, non-GAAP EPS was up 36 percent to $0.34 compared to $0.25 for the prior year’s quarter.
For the twelve months ended July 31, 2010 net income grew 10 percent over the prior year period to $26.2 million and EPS was $1.36. Excluding $14.1 million, net of tax credits, in acquisition, integration and debt retirement costs primarily related to the purchase of Kettle Foods in March, non-GAAP earnings grew 52 percent to $36.8 million, and non-GAAP EPS grew 32 percent to $1.91.
“We successfully acquired and integrated Kettle Foods while driving strong organic growth in our base business, delivering 52 percent earnings growth for the year,” said Michael J. Mendes, Chairman, President and CEO. “For 2010, our snack sales grew 70 percent and are projected to exceed $540 million this year, 25 times larger than when we went public in 2005.”
Corporate Highlights
•	Based on syndicated data, for the period ended September 4, 2010 in U.S. grocery stores1:
–	Emerald’s 12-week dollar sales in grocery stores grew 17 percent and drove a 110 basis point market share gain over the prior year period. In the 4-week period, Emerald sales grew 35.5 percent which helped push market share to a new record of 10.8 percent.

–	Pop Secret’s 12-week dollar market share improved 170 basis points to 26.2 percent and gained 230 basis points in the 4-week period.

–	Kettle’s dollar sales grew 11.0 percent during the 12-week period and 18.3 percent during the 4-week period. Market share for the 4-week period grew 40 basis points to a new record of 3.6 percent.

–	Diamond of California dollar market share increased to 28.1 percent during the 12-week period, over 9 times greater than the nearest branded competitor, and increased over 100 basis points in the last 4-week period.
•	In the U.K., Kettle’s sales grew 4.4 percent for the 12-week period, in line with the category, and grew 18.3 percent and gained 40 basis points in market share in the 4-week period[2].

•	Full year non-GAAP operating margin grew 150 basis points to a record 9.5 percent, which has more than doubled in the last two years.

•	Full year adjusted EBITDA grew 39 percent to $84.9 million.

•	A quarterly dividend of $0.045 per share was paid on August 6, 2010 to shareholders of record as of July 30, 2010.

[1]	Source: Nielsen U.S. Food Stores; [2] Source: Nielsen EPOS Total Market
Financial Results
Net sales during the quarter grew 55 percent to $176.6 million as a result of the strong performance of our retail brands and the acquisition of Kettle. Total retail net sales grew 81 percent to $167.9 million and snack sales grew 129 percent to $125.1 million. Retail sales made up 95 percent of the quarter’s total net sales mix, the highest in the company’s history, as a result of an earlier sell-in of bulk and ingredient sales in 2010 compared to 2009, and the continuing growth of our retail brands. Full fiscal year net sales grew 19 percent to $680.2 million, with retail net sales up 23 percent and non-retail net sales up 4 percent.
For the quarter, gross profit as a percentage of net sales was 24.8 percent compared to 28.9 percent during the prior year’s quarter. The prior year’s quarterly gross margin included a favorable 890 basis point estimate adjustment to commodity pricing and yield assumptions for prior quarters due to the changes in commodity markets last year that were not repeated in the current year’s quarter. On a sequential basis, gross margins improved from the third fiscal quarter to the fourth as a result of including a full three months of higher margin Kettle sales, along with the carryover benefit of culinary nut price increases taken late in the third fiscal quarter.
Selling, general and administrative expense (SG&A) was $20.3 million during the quarter. For the full fiscal year SG&A was $64.3 million, or 9.5 percent of net sales compared to 10.7 percent of net sales during the prior year’s period. The 120 basis point improvement in full year spending as a percentage of net sales was primarily driven by greater scale in snack sales and higher costs during the prior year period associated with the Pop Secret acquisition.
Full year advertising expense grew $4.2 million over the prior year to $33.0 million, or 5.8 percent of retail sales.

The effective tax rate was 27.0 percent for the quarter and 34.8 percent for the year, reflecting the favorable impact from lower tax rates associated with the Kettle operations.
As of July 31, 2010, total debt was $556.1 million.
Financial Outlook
For the full year of fiscal 2011, we now expect EPS to range from $2.38 to $2.48 compared to $2.35 to $2.45 previously. This implies net income growth of between 45 percent and 50 percent over fiscal 2010’s non-GAAP results. This guidance reflects:
•	Net sales of between $910 million and $940 million;

•	Snack sales of between $540 million to $560 million;

•	Favorable gross margin growth of 250 to 300 basis points over 2010 as our mix of retail sales increases to about 90 percent;

•	A significant investment in advertising (from $33 million in 2010 to between $38 million and $43 million in 2011) to support the future growth of our brands;

•	Planned infrastructure investments in SG&A;

•	An effective tax rate of 34 percent to 36 percent;

•	Capital expenditures in the range of $30 million to $35 million;

•	An improvement in operating income as a percent of net sales to 11.5 percent to 12.0 percent, excluding acquisition and integration costs.
Kettle being a less seasonal business will impact the distribution of quarterly sales and earnings. The 2010 California tree nut crop is projected to be the largest in history but will be harvested much later than normal. We expect the delayed harvest to shift the timing of some of our culinary, in-shell and non-retail sales from the first fiscal quarter into the second. In addition, we expect to experience greater earnings growth in the second half of fiscal 2011 versus last year, as we more fully realize the impact from new product launches, increased distribution and improved product mix. As a result we expect 60 percent to 65 percent of our full-year earnings to occur in the first half of the fiscal year and about 40 percent of that to be realized in the first quarter.
Conference Call
Diamond will host an investor conference call and web cast today, October 5, 2010, at 4:30 p.m. Eastern Time to discuss these results. To participate in the call via telephone, dial (866) 454-4203 from the U.S./Canada or (913) 312-0966 elsewhere and enter a confirmation code of 377-4568. In order to listen to the call over the internet, visit our website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on our website or via telephone. The latter will begin at 7:30 p.m. Eastern Time today, and remain available through 7:30 p.m. Eastern Time on October 12, 2010. It can be accessed by dialing (888) 203-1112 from the U.S./Canada or (719) 457-0820 elsewhere. Both phone numbers require the conference code listed above.
To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

Financial Summary
Net Sales by Product Line:

	Three months ended			Twelve months ended
	July 31,			July 31,
			% Prior			% Prior
(in thousands)	2010	2009	Year	2010	2009	Year

Snack	$125,116	$54,745	129%	$321,422	$188,900	70%
Culinary	42,466	37,724	13%	217,506	241,893	(10)%
In-shell	344	399	(14)%	31,488	34,333	(8)%

Total retail	167,926	92,868	81%	570,416	465,126	23%

International non-retail	3,761	11,679	(68)%	69,206	68,890	0%
N. American Ingredient/Food Service	4,378	8,772	(50)%	37,953	34,504	10%
Other	553	497	11%	2,587	2,420	7%

Total non-retail	8,692	20,948	(59)%	109,746	105,814	4%

Total	$176,618	$113,816	55%	$680,162	$570,940	19%

Summarized Statement of Operations:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands, except per share amounts)	2010	2009	2010	2009

Net sales	$176,618	$113,816	$680,162	$570,940
Cost of sales	132,779	80,899	519,161	435,344

Gross profit	43,839	32,917	161,001	135,596
Operating expenses:
Selling, general and administrative	20,280	16,740	64,301	60,971
Advertising	6,938	7,680	32,962	28,785
Acquisition and integration related expenses	1,285	—	11,508	—

Total operating expenses	28,503	24,420	108,771	89,756

Income from operations	15,336	8,497	52,230	45,840
Other expense, net	—	—	1,849	898
Interest expense, net	6,108	1,355	10,180	6,255

Income before income taxes	9,228	7,142	40,201	38,687
Income taxes	2,488	2,939	13,990	14,944

Net income	$6,740	$4,203	$26,211	$23,743

Earnings per share (EPS):
Basic	$0.31	$0.25	$1.40	$1.45
Diluted	$0.30	$0.25	$1.36	$1.42
Shares used to compute EPS:
Basic	21,503	16,188	18,313	16,073
Diluted	22,097	16,524	18,843	16,391
Summarized Balance Sheet Data:

	July 31,
(in thousands)	2010	2009

Cash & equivalents	$5,642	$24,802
Trade Receivables, net	65,553	33,492
Inventories	143,405	85,027
Current assets	240,089	160,024
PP&E, net	117,816	51,115
Other intangible assets, net	449,018	97,883
Goodwill	396,788	76,076
Current liabilities, excluding debt	127,921	93,602
Total debt	556,100	115,085
Shareholder’s equity	379,943	173,341

Non-GAAP Financial Information
We have provided the following non-GAAP financial information for the three and twelve months ended July 31, 2010 and 2009.
Reconciliation of income before income taxes to non-GAAP EPS:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands, except per share amounts)	2010	2009	2010	2009

GAAP income before income taxes	$9,228	$7,142	$40,201	$38,687
Adjustments to remove loss on extinguishment of debt, fees for tax projects and other credits	—	—	2,324	898
Adjustments to remove costs associated with Kettle Foods acquisition and integration	1,285	—	11,820	—

Non-GAAP income before income taxes	10,513	7,142	54,345	39,585

GAAP income taxes	2,488	2,939	13,990	14,944
Tax effect of Non-GAAP adjustments	485	—	3,574	366

Non-GAAP income taxes	2,973	2,939	17,564	15,310
Non-GAAP net income	$7,540	$4,203	$36,781	$24,275

Non-GAAP EPS-diluted	$0.34	$0.25	$1.91	$1.45
Shares used in computing Non-GAAP EPS-diluted *	22,470	16,870	19,215	16,726

*	Includes shares associated with participating securities
Reconciliation of net income to Adjusted EBITDA:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands)	2010	2009	2010	2009

Net income	$6,740	$4,203	$26,211	$23,743
Income taxes	2,488	2,939	13,990	14,944

Income before income taxes	9,228	7,142	40,201	38,687
Other expense, net	—	—	1,849	898
Interest expense, net	6,108	1,355	10,180	6,255

Income from operations	15,336	8,497	52,230	45,840
Acquisition and integration related expenses included in operating expenses and cost of goods sold	1,285	—	11,820	—
Stock-based compensation expense	1,096	903	3,231	3,901
Selling, general and administrative	—	—	475	—
Depreciation and amortization	7,569	3,853	17,154	11,362

Adjusted EBITDA	$25,286	$13,253	$84,910	$61,103

About Diamond’s non-GAAP Financial Measures
This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	In the first quarter of fiscal 2009, an early termination fee of $2.6 million was incurred in connection with the prepayment of Senior Notes replaced by a new Credit Facility primarily used to finance the acquisition of Pop Secret. Diamond excluded this charge because it is not indicative of ongoing operations.

•	In the first quarter of fiscal 2009, a $1.7 million gain on the sale of emission reduction credits that were primarily earned as a result of the closure of a cogeneration power facility in 2005. Diamond excluded this gain since it is not reflective of the operating results on an ongoing basis.

•	In the second quarter of fiscal 2010, $0.5 million in fees were incurred primarily to achieve $1 million in various prior period R&D and other tax credits, including costs to file amended tax returns.

•	In the third quarter of fiscal 2010, $12.4 million in costs were incurred as a result of the acquisition of Kettle Foods. Other expense included $1.8 million in early extinguishment charges from our prior credit facility, and $10.2 million in costs linked to the transaction execution, such as legal and accounting fees, bridge financing costs and advisory fees. Additionally, third quarter Cost of Goods Sold included $0.3 million in inventory step-up charges. In the fourth quarter of fiscal 2010, an additional $1.3 million in transaction and integration costs associated with the Kettle Foods acquisition were incurred.

•	Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned debt early termination fee and sale of emission credits. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.

Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” “would” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s Investor Relations Department.
About Diamond
Diamond Foods is a high-growth innovative packaged food company focused on building, acquiring and energizing brands including Kettle chips, Emerald® snacks, Pop Secret® popcorn, and Diamond of California® culinary and snack nuts. Our products are distributed in a wide range of stores where snacks and culinary nuts are sold.
Corporate Web Site: www.Diamondfoods.com
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Contacts

Investors:	Media:
Bob Philipps	Michael Altfest
Treasurer, VP Investor Relations	Account Supervisor
(415) 445-7426	Edelman
bphilipps@diamondfoods.com	Michael.altfest@edelman.com
415-486-3244